Exhibit 5.1

HARRISON LAW, P.A.

Serving the World from the Greater Tampa Bay Area

Diane J. Harrison

Bar Admissions: Nevada and Florida

www.harrisonlawpa.com

8955 U.S. Highway 301 N., No. 203
Parrish, Florida 34219
Phone: (941) 723-7564
Fax: (941) 531-4935
diane@harrisonlawpa.com

May 4, 2015

Board of Directors
Puravita Corporation
3211 Ocean Drive
Vero Beach, Florida 32963

Re:Registration Statement on Form S-1 of Puravita Corporation, SEC File No. 333-202520
Dear Directors:
You have requested our opinion as counsel for Puravita Corporation, a Delaware corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof, as to the legality of the 10,000,000 shares (the "Shares") of the Company's common stock, par value $0.0001, being registered in the Registration Statement, of which 2,000,000 shares are being offered by the Company in a direct primary offering and 8,000,000 shares are being offered by a selling shareholder in a secondary offering.
We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the Registration Statement; the Articles of Incorporation and any amendments thereto; the Bylaws and any amendments thereto; the Company's resolutions of the Board of Directors authorizing the issuance of shares and the registration described above; and such other corporate documents and matters as we have deemed necessary to render our opinion.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the factual matters contained therein.
The opinions set forth herein are limited to matters governed by the laws of the States of Delaware and Florida, including applicable statutory provisions, applicable provisions of the Delaware constitution, and reported judicial decisions interpreting those laws.
Based upon and subject to the foregoing, it is our opinion that (1) the 2,000,000 shares of common stock being offered by the Company in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable and (2) the 8,000,000 shares of common stock being offered by the selling shareholder in the Registration Statement are duly authorized, legally issued, fully paid, and non-assessable.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement.
Sincerely,
HARRISON LAW, P.A.

/s/Diane J. Harrison
Diane J. Harrison